Exhibit 10.25

ENABLE MIDSTREAM PARTNERS, LP
LONG TERM INCENTIVE PLAN

ANNUAL PHANTOM UNIT AWARD AGREEMENT FOR SENIOR OFFICERS

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you, [Participant Name], that, subject to acceptance by you through the online acceptance procedures set forth within Fidelity’s website at www.netbenefits.com, you have been granted Phantom Units under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”) in the number set forth below, subject to the terms and conditions of the this Annual Phantom Unit Award Agreement For Senior Officers (this “Agreement”) and the Plan (this “Award”). Capitalized terms in this Agreement not otherwise defined herein shall have the meanings set forth in the Plan. The material terms of this Award are as follows:

1.	Number of Phantom Units. You have been granted [Number of Awards Granted] Phantom Units, subject to your acceptance of this Award as provided in Section 15 below.

2.	Date of Grant. The grant date of the Phantom Units is [Grant Date] (“Date of Grant”).

3.
Vesting and Payment of Award. The Phantom Units shall become vested on the third anniversary of the Date of Grant (the “Vesting Date”), provided that your Employment continue at all times from the Date of Grant up to and including the Vesting Date (the “Vesting Period”). On the Vesting Date you will be entitled to Units equal to the number of Phantom Units (and your Phantom Units will be cancelled on the Vesting Date), which will be transferred to a third-party non-retirement brokerage account established for you at Fidelity (your “Brokerage Account”) as soon as administratively practicable following the Vesting Date, but in no event later than 30 days after each Vesting Date (subject to withholding as referenced in Section 10). The foregoing notwithstanding, if you have a Qualifying Termination (as defined below) or you terminate your Employment due to your Retirement (as defined below) before the Vesting Date, you may vest in all or portion of this Award as described in Section 4. Each Phantom Unit granted hereunder is granted in tandem with a corresponding DER, which DER shall remain outstanding from the Date of Grant until the Phantom Unit to which it corresponds is no longer outstanding (whether due to settlement or forfeiture). Each DER shall entitle you to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Unit underlying the Phantom Unit to which such DER relates, payable as and when such distributions are paid generally to the Partnership’s unitholders (and without regard to the vested status of the Phantom Unit). Upon the forfeiture or settlement of a Phantom Unit, the DER with respect to such forfeited or settled Phantom Unit shall be forfeited.

4.	Termination of Employment Prior to Vesting Date.

(a)
In the event your Employment is terminated for any reason other than a Qualifying Termination or Retirement prior to the Vesting Date, the Phantom Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

(b)
If you experience a Qualifying Termination prior to the Vesting Date, then your Phantom Units will immediately vest as of the date of your Qualifying Termination. Except as provided in Section 4(d) below, the Units equal to your Phantom Units will be paid to you or your beneficiary (and your Phantom Units will be cancelled upon such payment date) by transfer

Exhibit 10.25

to your Brokerage Account, as soon as practicable following, but in no event more than 30 days after, such termination date.

(c)
If you terminate your Employment prior to the Vesting Date due to your Retirement, then the pro rata portion of the Phantom Units will vest on the date of your Retirement. The number of Phantom Units that will vest in the event of your Retirement is determined by multiplying the number of Phantom Units granted under this Award by a fraction, the numerator of which is the number of calendar days during the period beginning on the Date of Grant and ending on the date of your Retirement and the denominator of which is the number of calendar days during the Vesting Period (rounded up to the next whole number). All Phantom Units not vested by the foregoing shall automatically and immediately be forfeited and cancelled on the date of your Retirement. Except as provided in Section 4(d) below, the Units equal to your number of Phantom Units earned as provided above will be paid to you (and your Phantom Units will be cancelled upon such payment date) by transfer to your Brokerage Account, as soon as practicable following, but in no event more than 30 days after, such termination date.

(d)
The Phantom Units granted pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The foregoing to the contrary notwithstanding, if your Award is considered deferred compensation under Section 409A of the Code and as of the date of your Retirement or Qualifying Termination (other than due to death) you are a “specified employee” (within the meaning of Section 409A of the Code) as determined by the Partnership, then payment of the Units earned by you due to your Retirement or Qualifying Termination (other than due to death) will be paid to you on the earlier of (1) the date that is six months and two days following the date of your Retirement or Qualifying Termination (other than due to death) or (2) the date of your death.

5.	Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

(a)	“Cause” means the occurrence of any of the following events:

(i)
the commission by you of a material act or willful misconduct that is materially detrimental to the Partnership or any Affiliate including, but not limited to, the willful violation of any material law, rule, regulation of a government entity or cease and desist order applicable to you, the Partnership, or any Affiliate (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to the Partnership or any Affiliate;

(ii)
the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or Disability), or gross negligence in the performance of duties resulting in material damage or injury to the Partnership or any Affiliate, its reputation or goodwill; or

(iii)	any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense).

Exhibit 10.25

(b)	“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates.

(c)	“Employment” means an Employee’s direct employment by the Company, the Partnership or a wholly-owned subsidiary of the Partnership.

(d)
“Good Reason” means you terminate your Employment during the two (2)-year period following a Change in Control due to one or more of the following conditions (each an “Event”) arising without your consent:

(i)	a material reduction in your authority, duties or responsibilities in effect on the date of the Change in Control;

(ii)	a decrease in your base salary in effect on the date of the Change in Control by more than ten percent (10%);

(iii)
a decrease in your target bonus opportunity by more than ten percent (10%) as compared to your target bonus opportunity under the Enable Midstream Partners, LP Short Term Incentive Plan in effect on the date of the Change in Control;

(iv)
a decrease in your target long term incentive compensation opportunity by more than ten percent (10%) as compared to your target long term incentive compensation opportunity under the Plan in effect on the date of the Change in Control;

(v)	a relocation of your principal office by more than fifty (50) miles away from the location of your principal office on the date of the Change in Control; or

(vi)	any other action or inaction that constitutes a material breach by the Partnership or the Company of any written agreement under which you provide Employment services.
Notwithstanding the foregoing, an Event will not constitute “Good Reason” unless, prior to your termination of your Employment:

(x)
you provide written notice to the Chief Executive Officer or Board of Directors of the Event that you believe constitutes “Good Reason” within ninety (90) days of the occurrence of such Event (“Good Reason Notice”);

(y)	after receipt of the Good Reason Notice, the Partnership or Company is provided at least thirty (30) days to cure, correct, or mitigate the Event (the “Cure Period”); and

(z)
no later than ten (10) days after the end of Cure Period or, if earlier, the date the Partnership or Company provided you notice that it will not that it will not cure, correct, or mitigate the Event, you terminate your Employment.

If the Partnership or Company cures, corrects or mitigates the Event during the Cure Period or if you fail to terminate your Employment as provided in clauses (x), (y) and (z) above, then your termination of Employment will not be for Good Reason (regardless of the fact that you timely provided a Good Reason Notice). Moreover, across-the-board decreases for similarly situated individuals, with all officers considered to be similarly situated, shall not be included

Exhibit 10.25

in determining whether a ten percent (10%) decrease has occurred in paragraphs (b), (c), and (d) above.

(e)	“Qualifying Termination” means your Employment is terminated:

(i)	due to your death;

(ii)	due to your Disability;

(iii)	by the Partnership or the Company, as applicable, during the two (2)-year period following a Change in Control for any reason other than for Cause; or

(iv)	by you for Good Reason.

(f)
“Retirement” means your Employment is terminated (i) on or after reaching age sixty (60) and (ii) having attained ten (10) or more years of Credited Service during your Employment. For purposes of this Agreement, “Credited Service” means your continuous service with the Partnership, the Company or any of their Affiliates.

6.
Non-Transferability. None of the Phantom Units granted under this Award are transferable (by operation of law or otherwise) by you. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Phantom Units granted under this Award that have not yet vested, such award to your former spouse shall automatically and immediately be forfeited and cancelled.

7.
Beneficiaries. Units earned in respect of your Phantom Units that vest as a result of your death will be transferred to your Brokerage Account. Such Units held within your Brokerage Account will be distributed to named beneficiaries registered with Fidelity. If you have not named a beneficiary, such Units will be distributed to your estate.

8.	Unitholder Rights. You shall have no rights as a unitholder of the Partnership based on your Phantom Units.

9.
No Right to Continued Employment. Nothing in this Agreement or in the Plan guarantees your continued Employment or restricts the Partnership or the Company from terminating your Employment at any time.

10.
Withholding of Taxes. No issuance of Units shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy all your federal, state and other governmental withholding tax obligations. For purposes of this Section, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable minimum required tax withholding by withholding a number of Units having a then-fair-market value equal to such tax withholding obligations.

11.
Entire Agreement. This Agreement constitutes the entire agreement of you and the Partnership with regard to this Award and contains all the covenants, promises, representations, warranties and agreements between you and Partnership with respect to the Phantom Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among

Exhibit 10.25

you, the Partnership and the Company relating to this Award are hereby null and void and of no further force and effect.

12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

13.
Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

14.
Incorporation of the Plan. The Phantom Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend this Agreement without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

15.
Clawback Right. Notwithstanding any other provisions in the Plan or this Agreement, you agree and acknowledge that this Award shall be subject to recovery or clawback by the Company or Partnership under any clawback policy from time to time adopted by the Committee whether before or after the Date of Grant.

16.
Acceptance of Award. If you agree with the terms and conditions of this Award and desire to accept it, you must indicate your acceptance on your online award acceptance page at www.netbenefits.com, by selecting “Accept Grant” and following the website prompts until you reach the “Confirmation” page. To decline this Award, contact the Company’s Human Resources department. If within 180 days of the Date of Grant you do not accept or decline this Award as described in this Section, this Award will be deemed to be accepted. By accepting this Award you acknowledge receipt of a copy of the Plan and prospectus, which are available on www.netbenefits.com, and represent that you are familiar with the terms and provisions of the Plan and this Agreement and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

Grantee Acknowledgment and Acceptance

By:	[Electronic Signature]
Name:	[Participant Name]
Date:	[Acceptance Date]